Exhibit 99.1

ENTELLUS MEDICAL ANNOUNCES SECOND QUARTER 2017 FINANCIAL RESULTS

PLYMOUTH, MN. (August 3, 2017) – Entellus Medical, Inc. (NASDAQ: ENTL), a medical technology company focused on delivering superior patient and physician experiences through products designed for the minimally invasive treatment of chronic and recurrent sinusitis, nasal airway obstruction and persistent Eustachian tube dysfunction, today reported its financial results for the quarter ended June 30, 2017.

Recent Highlights and Accomplishments

•	Revenue of $22.1 million in the second quarter of 2017, an increase of 18% over same quarter last year

•	In-office revenue represented 56% of U.S. product revenue in the second quarter of 2017

•	Successfully closed the previously-announced acquisition of Spirox, Inc. on July 13th, adding innovative and less invasive treatment for nasal airway obstruction and further expanding ENT opportunities in the office and operating room

•	The Centers for Medicare & Medicaid Services (CMS) established coding and payment for Eustachian tube balloon dilation

•	Completed enrollment by Spirox in two clinical studies to treat nasal valve collapse using the LATERA™ implant

“We are pleased to report strong second quarter revenues and a demonstration of resilience in our sinus treatment business while also expanding our growth opportunities with the acquisition of Spirox and the fast growing LATERA product line for nasal surgery,” said Robert White, President and Chief Executive Officer of Entellus Medical. “We have heightened confidence in the near and long-term growth potential of our business, driven by our strategy to deliver less invasive treatment options to ENTs while enabling procedures to be performed in the most cost-effective care settings.”

Second Quarter 2017 Financial Results

Revenue for the second quarter increased 18% to $22.1 million from $18.7 million during the same period of the prior year. The growth in revenue was attributable to increased sales of the company’s disposable products, including the XprESS family of products, as well as strong sales of capital products. Foreign currency exchange rates negatively impacted revenue by approximately $0.1 million for the quarter.

Gross margin for the second quarter of 2017 was 73.6%, compared to 76.2% for the same period in 2016. Gross margin was impacted by product mix and continued geographic expansion.

Operating expenses for the second quarter of 2017 were $23.9 million, an increase of 27% compared to $18.8 million for the same period of the prior year. The increase in operating expenses was primarily due to increased employee-related expenses resulting from the expansion of the company’s sales and corporate staff. The second quarter operating expenses also included costs for training following the FDA’s clearance of the XprESS family of products for treating patients with persistent Eustachian tube dysfunction, as well as $1.2 million in transaction-related expenses, or approximately $0.05 per share, associated with the acquisition of Spirox.

Net loss for the quarter ended June 30, 2017 was $8.0 million, or $0.37 per share, compared with a net loss of $5.0 million, or $0.27 per share, for the same period of the prior year.

Entellus ended the second quarter of 2017 with $62.9 million in cash and cash equivalents.

2017 Financial Outlook

Entellus expects full year 2017 revenue, inclusive of anticipated Spirox revenue from July 13 through year end, to be in a range of $91.5 million to $94.5 million, representing growth of 22% to 26% over 2016 revenue. Excluding the impact of purchase accounting, non-GAAP adjusted combined gross margin is expected to be in a range of 72% to 74% for the full year 2017. Full year 2017 non-GAAP adjusted EBITDA, inclusive of Spirox operations and as described later in this release, is expected to be in a range of negative $22.0 million to negative $26.0 million.

Entellus expects third quarter 2017 revenue, inclusive of anticipated Spirox revenue, to be in a range of $22.8 million to $23.8 million, representing growth of 27% to 33% over third quarter 2016 revenue. Excluding the impact of purchase accounting, non-GAAP adjusted combined gross margin is expected to be in a range of 72% to 74% for the third quarter of 2017. Third quarter 2017 non-GAAP adjusted EBITDA, inclusive of Spirox operations and as described later in this release, is expected to be in a range of negative $9.0 million to negative $11.0 million.

Webcast and Conference Call Information

The Company’s management team will host a corresponding conference call beginning today at 3:30pm CT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (877) 930-5751 for domestic callers or (253) 336-7277 for international callers, using Conference ID: 51176503. To listen to a live webcast or a replay, please visit the investor relations section of the Entellus Medical website at: www.entellusmedical.com.

About Entellus Medical, Inc.

Entellus is a medical technology company focused on delivering superior patient and physician experiences through products designed for less invasive treatments. Entellus products are used for the treatment of adult and pediatric patients with chronic and recurrent sinusitis, patients with nasal airway obstruction, as well as adult patients with persistent Eustachian tube dysfunction. The Entellus platform of products provides safe, effective and easy-to-use solutions intended to enable treatment of patients in more cost-effective sites of care. Entellus’s product lines including the XprESS™ ENT Dilation System, Latera™ Absorbable Nasal Implant, MiniFESS™ Surgical Instruments, XeroGel Nasal Dressing and FocESS™ Imaging & Navigation combine to enable ENT physicians to conveniently and comfortably perform a broad range of procedures in the most cost effective and efficient site of care. Entellus is committed to broadening its product portfolio with high-quality and purposeful innovations for the global ENT market.

Non-GAAP Financial Measures

To supplement its consolidated financial statements prepared in accordance with United States generally accepted accounting principles (GAAP), Entellus uses certain non-GAAP financial measures, including earnings before interest, taxes, depreciation and amortization (EBITDA), as adjusted, and gross margin, as adjusted. The company’s non-GAAP adjusted EBITDA guidance is calculated by adding back to anticipated net loss charges for interest, income taxes, depreciation and amortization expenses, non-cash stock-based compensation, non-operating income and expense, non-cash contingent consideration adjustments associated with business combinations, non-cash inventory step-up amortization and special charges, including transaction and integration-related expenses. The company’s non-GAAP adjusted gross margin guidance is calculated by excluding the impact of purchase accounting from the Spirox acquisition. The company’s management believes that the presentation of adjusted EBITDA and adjusted gross margin provides useful information to investors. These measures may assist investors in evaluating the company’s operations, period over period. Entellus’s non-GAAP adjusted EBITDA calculation excludes such items as non-cash contingent consideration adjustments associated with business combinations, non-cash inventory step-up amortization and special charges, including transaction and integration-related expenses, all of which may be highly variable, difficult to predict and of a size that could have substantial impact on the company’s reported results of operations for a period. Similarly, Entellus’s non-GAAP adjusted gross margin calculation excludes items that are difficult to predict at this time. It is for this reason that the company cannot provide without unreasonable effort a quantitative reconciliation to the most directly comparable GAAP measures for its third quarter and full year 2017 financial guidance regarding non-GAAP adjusted EBITDA and non-GAAP adjusted gross margin. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP measures and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures are not based on any comprehensive or standard set of accounting rules or principles. Accordingly, the calculation of Entellus’s non-GAAP financial measures may differ from the definitions of other companies using the same or similar names limiting, to some extent, the usefulness of such measures for comparison purposes. Non-GAAP financial measures should only be used to evaluate the company’s financial results in conjunction with the corresponding GAAP measures.

Forward-Looking Statements

All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “expect,” “anticipate,” “plan,” “could,” “may,” “intend,” “will,” “continue,” “future,” “outlook,” other words of similar meaning and the use of future dates. Forward-looking statements in this release include Entellus’s financial guidance for third quarter and full year 2017 and its expectations regarding the near and long-term growth potential of its business. These forward-looking statements are based on the current expectations of Entellus’s management and involve known and unknown risks and uncertainties that may cause Entellus’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, failure to achieve the revenues, cost savings, earnings, growth prospects and any or other synergies expected from the acquisition of Spirox or delays in realization thereof; delays and challenges in integrating Spirox’s business and operations; operating costs and business disruption following the acquisition, including adverse effects on employee retention and on business relationships with third parties, including physicians, providers, distributors and vendors; Entellus’s future operating results and financial performance; adequate levels of coverage or reimbursement for procedures using the company’s products; competition; ability to expand, manage and maintain its direct sales organization and market and sell its products in the United States and internationally; risks and uncertainties involved in its international operations; the compliance of its products and activities with the laws and regulations of the countries in which they are marketed; failure or delay in obtaining FDA or other regulatory approvals or the effect of FDA or other regulatory actions; risk of product recalls, product liability claims and litigation and inadequate insurance coverage relating thereto; and intellectual property disputes. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found under the caption “Risk Factors” in the company’s Securities and Exchange Commission (SEC) reports, including its Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, which the company intends to file with the SEC. Entellus undertakes no obligation to update or revise any forward-looking statements, even if subsequent events cause its views to change.

Entellus Medical, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue	$22,140	$18,730	$41,246	$35,632
Cost of goods sold	5,836	4,459	10,732	8,459

Gross profit	16,304	14,271	30,514	27,173
Gross margin	73.6%	76.2%	74.0%	76.3%

Operating expenses
Selling and marketing	16,012	13,086	31,286	26,493
Research and development	2,125	1,873	4,228	3,785
General and administrative	5,807	3,838	10,471	7,787

Total operating expenses	23,944	18,797	45,985	38,065

Loss from operations	(7,640)	(4,526)	(15,471)	(10,892)
Other expense, net	(400)	(495)	(904)	(1,001)

Loss before income tax expense	(8,040)	(5,021)	(16,375)	(11,893)
Income tax expense	(3)	—	(6)	—

Net loss	$(8,043)	$(5,021)	$(16,381)	$(11,893)

Net loss per share, basic and diluted	$(0.37)	$(0.27)	$(0.77)	$(0.63)

Weighted average common shares used to compute net loss per share, basic and diluted	21,921	18,824	21,401	18,812

Entellus Medical, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$62,872	$21,417
Short-term investments	—	10,845
Accounts receivable, net	16,146	13,631
Inventories	7,747	7,226
Prepaid expenses and other current assets	1,950	1,787

Total current assets	88,715	54,906
Property and equipment, net	6,660	6,487
Intangible assets, net	9,484	9,840
Goodwill	477	477
Other non-current assets	216	379

Total assets	$105,552	$72,089

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,998	$2,796
Accrued expenses	11,940	13,005
Line of credit	7,976	—
Current portion of long-term debt	—	9,118

Total current liabilities	22,914	24,919
Long-term liabilities
Long-term debt, less current portion	13,165	10,766
Other non-current liabilities	162	959

Total liabilities	36,241	36,644
Total stockholders’ equity	69,311	35,445

Total liabilities and stockholders’ equity	$105,552	$72,089